UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2013 (July 31, 2013)

Behringer Harvard Multifamily REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53195	20-5383745
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

Overview and Summary

On July 31, 2013, Behringer Harvard Multifamily REIT I, Inc. and its wholly owned subsidiaries Behringer Harvard Multifamily OP I LP and REIT TRS Holding, LLC (collectively referred to herein as the “Company,” “we,” “our” or “us”) entered into a series of agreements and amendments to the Company’s existing agreements and arrangements with Behringer Harvard Multifamily REIT I Services Holdings, LLC (“Services Holdings”), Behringer Harvard Multifamily Advisors I, LLC (the “Advisor”), Behringer Harvard Multifamily Management Services, LLC (the “Property Manager” and together with the Advisor, the “Service Providers”), and Behringer Harvard Institutional GP LP (“BHMP GP” and together with the Service Providers, “Behringer Harvard”).

As a result of the agreements and amendments described in more detail herein, we have begun the process to become self-managed.  Since our inception, we have relied on Behringer Harvard to provide services and personnel for our management and day-to-day operations, including advisory services performed by the Advisor and property management services provided by the Property Manager.  An externally-advised company, like us, becomes self-managed when it hires its own employees to provide day-to-day management instead of relying on employees of its external advisor.  In the process of becoming self-managed, we are also acquiring certain rights and assets from Behringer Harvard and developing the internal resources we will require to manage our day-to-day operations.

Our management team is essentially remaining the same.  The five executives below who have been solely dedicated to us as employees of Behringer Harvard are now employees of ours serving in the following positions:

Name	Title
Mark T. Alfieri	President and Chief Operating Officer
Howard S. Garfield	Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary
Ross P. Odland	Senior Vice President — Portfolio Management
Daniel J. Rosenberg	General Counsel — Securities and Risk Management and Secretary
Margaret M. “Peggy” Daly	Senior Vice President — Property Management

The terms of their employment are described in more detail below under Item 5.02.

Robert S. Aisner, who will remain an employee of Behringer Harvard, will continue as our Chief Executive Officer until the self-management process is completed, after which time Mark T. Alfieri will become our Chief Executive Officer in addition to the positions he now holds.  Upon the Self-Management Closing (as defined below), which is expected to occur in July 2014, the remaining professionals and staff providing advisory and property management services that are currently employed by Service Holdings exclusively for our benefit will also become our employees, completing a major step in the self-management transition.  From now through the Self-Management Closing, Behringer Harvard will continue to be paid fees and reimbursements under the terms of amended advisory and property management agreements that include a reduction of certain fees and expenses paid to Behringer Harvard under the prior agreements. In addition, during the period from the initial closing through September 30, 2014,  Behringer Harvard will provide general transition services in support of our transition to self-management.  Following the completion of our transition to being a self-managed company, Behringer Harvard will continue to provide certain capital market and administrative support services to us. These agreements are described in more detail below.

In connection with the foregoing agreements and amendments, we issued 10,000 shares of a new Series A non-participating, voting, cumulative, 7.0% convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”), to Services Holdings. The shares of Series A Preferred Stock entitle the holder to one vote per share on all matters submitted to the holders of the common stock, a liquidation preference equal to $10.00 per share before the holders of common stock are paid any liquidation proceeds, and 7.0% cumulative cash dividends on the liquidation preference and any accrued and unpaid dividends.  As part of the consideration for issuing the Series A Preferred Stock, the Advisor surrendered all existing 1,000 convertible shares of non-participating, non-voting stock, par value $0.0001 per share, of the Company (the “Existing Convertible Stock”), which we immediately cancelled.  More information about the Series A Preferred Stock is provided under Item 3.02 below.

In addition, at the initial closing, we acquired from BHMP GP, an affiliate of the Advisor, the general partnership interest (the “BHMP GP Interest”) in Behringer Harvard Master Partnership I LP (“BHMP”), an entity with which we have made a number of co-investments.  BHMP is a joint venture with Stichting Depositary PGGM Private Real Estate Fund, a Dutch foundation acting in its capacity as depositary of and for the account and risk of PGGM Private Real Estate Fund (“PGGM”), an investment vehicle for Dutch pension funds that has co-invested with us approximately $298.7 million, based on its share of gross costs, in certain properties, through June 30, 2013.  This acquisition entitles us to, among other things, the advisory and incentive fees that Behringer Harvard would have otherwise been entitled to receive.

The following summarizes the terms and conditions of the agreements and amendments entered into to effect the transactions and arrangements described herein.  Each of the agreements and amendments to the Company’s existing agreements and arrangements described under this Item 1.01, and the transactions contemplated thereby, including the acquisition of the BHMP GP Interest and the issuance of the Series A Preferred Stock, were approved by the board of directors of the Company, with Mr. Aisner abstaining, based upon the recommendation of a special committee comprised of all of the Company’s independent directors. The special committee retained its own financial advisor and legal counsel to negotiate the terms of the agreements and amendments described herein with representatives of Behringer Harvard who retained their own financial advisor and legal counsel.

Master Modification Agreement

Effective July 31, 2013, we and Behringer Harvard entered into a Master Modification Agreement (the “Modification Agreement”), setting forth various terms of and conditions to the modification of the business relationships between us and Behringer Harvard.

At the initial closing (the “Initial Closing”) of the Modification Agreement, which also occurred on July 31, 2013, the Advisor waived the non-solicitation and non-hire provisions contained in the agreements with the Company with respect to the five executive officers named above who previously provided services on our behalf as employees of Behringer Harvard. We offered employment to these persons, referred to herein as the “Initial Transferred Executives,” and all of them accepted our offer and became our employees on August 1, 2013. We entered into employment agreements with the Initial Transferred Executives as described in Item 5.02 of this Current Report.

In addition, at the Initial Closing, we acquired the BHMP GP Interest from BHMP GP.  The purchase price for the BHMP GP Interest was $23,115,000.  By acquiring the BHMP GP Interest, we have all of the rights, duties and obligations of the general partner under the Third Amended and Restated Agreement of Limited Partnership of BHMP, dated July 31, 2009, as amended. This acquisition entitles us to, among other things, the advisory and incentive fees that Behringer Harvard would have otherwise been entitled to receive.

At the Initial Closing, we also paid Behringer Harvard $2.5 million as reimbursement for its costs and expenses related to the negotiation of the contemplated agreements, arrangements and amendments and the closing of the transaction.  We also issued 10,000 shares of Series A Preferred Stock to Services Holdings at the Initial Closing, following the filing of the Articles Supplementary related to the Series A Preferred Stock, as described in additional detail under Item 3.02 of this Current Report. The shares of Series A Preferred Stock were issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on Section 4(2) thereof.  See Item 3.02 below.

At the Initial Closing, we also entered into an amended and restated advisory management agreement, an amended and restated property management agreement, an amended and restated license agreement, a transition services agreement, and a registration rights agreement.   Each of these is summarized below.

The completion of the remainder of the self-management transactions contemplated by the Modification Agreement will occur at a second closing (the “Self-Management Closing”), which is expected to occur on June 30,

2014 or on such other date as described below (the “Self-Management Closing Date”).  The obligations of the parties to consummate the self-management transactions are subject to certain limited conditions described below.

We are not obligated to consummate the Self-Management Closing unless certain conditions have been satisfied, including:

•                  Behringer Harvard has provided all required closing deliverables;

•                  certain of Behringer Harvard’s representations and warranties in its representation letter remain true; and

•                  no judgment of any court or government authority and no law would prohibit the consummation of the Self-Management Closing.

Behringer Harvard is not obligated to consummate the Self-Management Closing unless certain conditions have been satisfied, including:

•                  we have made all requirement payments under the agreement and provided all required closing deliverables;

•                  certain of our representations and warranties in our representation letter remain true;

•                  we have not terminated the Amended and Restated Advisory Agreement (as defined below); and

•                  no judgment of any court or government authority and no law would prohibit the consummation of the Self-Management Closing.

If the conditions to the Self-Management Closing have not been met as of the Self-Management Closing Date through no fault of us or Behringer Harvard, as applicable, then either we or Behringer Harvard, as applicable, may extend the Self-Management Closing Date to July 31, 2014, or such earlier date upon which the parties mutually agree. In the event the proposed Self-Management Closing Date is extended pursuant to these provisions, the term of the Amended and Restated Advisory Agreement (as defined and described below) will automatically be extended or renewed, as applicable, through the actual Self-Management Closing Date, subject to the approval of our board of directors of such extension or renewal beyond July 31, 2014.  If the Self-Management Closing shall not have occurred on or prior to August 1, 2014, the Modification Agreement will automatically terminate, except that it will be extended to September 1, 2014 in the event that the Self-Management Closing has not occurred on or prior to August 1, 2014 solely because a judgment of any court or government authority, or any law, would prohibit the consummation of the Self-Management Closing.

At the Self-Management Closing, Behringer Harvard will waive the non-solicitation and non-hire provisions of the Amended and Restated Advisory Agreement and Amended and Restated Property Management Agreement (as defined and described below) with respect to a list of specified employees (the “Specified Employees”).  The Specified Employees will include (a) each employee of Behringer Harvard, BHMP and BHMP GP (the “Behringer Group”) then exclusively providing services for us under the Amended and Restated Advisory Management Agreement as of the Self-Management Closing, (b) each employee of the Behringer Group then performing property management services for us on-site under the Amended and Restated Property Management Agreement as of the Self-Management Closing, and (c) such other employees of the Behringer Group then performing property management services under the Amended and Restated Property Management Agreement as of the Self-Management Closing that occupy specified functions or titles.

We will offer the Specified Employees employment upon the Self-Management Closing.  For the period commencing on the Self-Management Closing Date and ending no sooner than eighteen months after the Self-Management Closing Date, each of the Specified Employees who accepts employment with us (the “Transferred Employees”) shall receive base salary and cash bonus opportunities on terms at least reasonably comparable, in the aggregate, to the salary and bonus opportunities such Transferred Employee received from the Behringer Group immediately prior to the Self-Management Closing Date.

The Behringer Group must use commercially reasonable efforts to replace employees that would have been Specified Employees, but for the fact that employment with the Behringer Group is terminated prior to the Self-Management Closing.  Further, the employment of certain “protected” Specified Employees cannot be terminated by the Behringer Group without our consent until the earlier of the Self-Management Closing and August 1, 2014, other than in connection with the Self-Management Closing or for cause.  Furthermore, in the event that, prior to the Self-Management Closing, we desire that the Behringer Group hire any additional employee for our benefit, the Behringer Group must use commercially reasonable efforts to hire such additional employee and we will be responsible for all compensation, benefits and other expenses associated with any such employee.  Prior to the Self-Management Closing, we also have certain rights to hire our own employees to perform information technology services or investor relations services.

At the Self-Management Closing, we will be assigned the Amended and Restated Property Management Agreement and assume the associated liabilities, and the Amended and Restated Advisory Agreement will terminate.  However, the indemnification-related provisions of each such agreement will remain in effect with respect to us and the applicable Behringer Harvard entity and the non-solicitation and non-hire provisions of each such agreement will continue to apply to us, except with respect to the Transferred Employees.

During the period commencing at the Initial Closing, with respect to the Initial Transferred Executives, and on the Self-Management Closing Date, with respect to the Transferred Employees, and ending on the eighteen month anniversary of the Self-Management Closing Date, no member of the Behringer Group may, without our prior written consent, directly or indirectly, (a) solicit or encourage any Initial Transferred Executive or Transferred Employee or other persons then employed by us (the “Covered REIT Employees”) to leave the employment or other service of us or any of our affiliates or offer employment to any such person, or (b) hire, on behalf of any member of the Behringer Group, any Covered REIT Employee or other person employed by us.

In addition, at the Self-Management Closing, we will pay Behringer Harvard $3.5 million for certain intangible assets, rights and contracts. Behringer Harvard will also transfer to us certain furnishings, fixtures and equipment.  We will also enter into the Administrative Services Agreement and the Limited Right to Use Agreement at the Self-Management Closing, as defined and described below.

Following the Self-Management Closing, certain fees similar to fees under the Amended and Restated Advisory Agreement will be due with respect to our acquisitions and other investments, including developments, if they were approved by our board of directors prior to the Self-Management Closing (“Approved Deals”):

•                  Acquisition and Advisory Fees. Acquisition and advisory fees (excluding any such fees payable with respect to a development or redevelopment project and any development fees, in each case other than the initial acquisition of the real property) relating to each Approved Deal which is closed or consummated within six months following the Self-Management Closing will be paid as though the Amended and Restated Advisory Agreement remained in full force and effect.

•                  Development Fees for Development and Redevelopment Projects. For six months following the Self-Management Closing, development fees relating to each Approved Deal (including any development or redevelopment project, but excluding the initial acquisition of the real property) will be paid as though the Amended and Restated Advisory Agreement remained in full force and effect, subject to a true-up every six months and a final true-up of the development fees upon project completion consistent with past practice.

•                  Debt Financing Fees. For one year following the Self-Management Closing, debt financing fees with respect to each Approved Deal will be paid as though the Amended and Restated Advisory Agreement remained in full force and effect, subject to certain limitations.  An affiliate of Behringer Harvard will continue to provide capital markets services to us after the Self-Management Closing, as described in the description of the Administrative Services Agreement below.

•                  Acquisition Expenses. With respect to each Approved Deal for which we must pay acquisition and advisory fees or development fees after the Self-Management Closing, we will also reimburse acquisition expenses to the Advisor with respect to such Approved Deal, as though the Amended and Restated Advisory Agreement remained in full force and effect.

The Modification Agreement sets forth certain additional agreements among the parties, including the following:

•                  New Platforms.  Commencing at the Initial Closing and lasting through the six month anniversary of the Self-Management Closing, Behringer Harvard will be entitled to additional fees with respect to any new investment arrangement between us and certain specified funds or programs pursuant to which we receive an asset management or any similar fee and/or a promote interest or similar security, excluding PGGM and its affiliates (each, a “New Platform”).  For each New Platform with certain specified potential future investors, Services Holdings will be entitled to a fee equal to 2.5% of the total aggregate amount of capital committed by such investor or its affiliates.  We will not be obligated to pay any fees with respect to a New Platform unless and until the Self-Management Closing.

•                  Subsequent Joint Ventures.  Commencing at the Initial Closing, the Modification Agreement provides that in certain circumstances, Behringer Harvard will rebate to us, or may provide us a credit with respect to, (a) acquisition fees paid pursuant to the Amended and Restated Advisory Agreement and (b) acquisition and advisory fees and development fees paid pursuant to the Modification Agreement, in the event that certain existing investments are subsequently structured as a joint venture or co-investment.

•                  Behringer Nominees. As long as the members of the Behringer Group and their respective employees and any direct and indirect owners of equity in the long term incentive program for current Behringer Group employees providing services on behalf of the Service Providers hold, in the aggregate, at least 2,500 shares of the Series A Preferred Stock, Services Holdings will have the right to designate two nominees (the “Behringer Nominees”) to serve as our directors, subject to an aggregate limit of two Behringer Group nominees serving on the board at any time. The nominees must be reasonably acceptable to the nominating committee of our board. From and after termination of the Amended and Restated Advisory Agreement, a Behringer Nominee serving on our board will be entitled to compensation equivalent to that generally provided to non-employee directors so long as he or she is not also serving as one of our officers.  One Behringer Nominee is currently Mr. Aisner.  We expect the Behringer Group to nominate another board member to fill a vacancy on the board at an upcoming board meeting.

•                  Our Chief Executive Officer. From and after the Initial Closing until the Self-Management Closing, Robert S. Aisner will remain our sole Chief Executive Officer, with certain limited exceptions.  This obligation will terminate upon the termination of the Amended and Restated Advisory Agreement.  Notwithstanding the foregoing, beginning on January 1, 2014, we may commence a search process for a successor Chief Executive Officer and may hire any individual our board of directors desires to appoint as Chief Executive Officer, provided that the employment of such individual, if he or she is not an employee of ours as of the Initial Closing, will not commence until the Self-Management Closing, and if such individual is an employee of ours as of the Initial Closing, his or her appointment as Chief Executive Officer shall not commence until the Self-Management Closing.  Consistent with Mr. Alfieri’s employment agreement (described below), we currently intend to appoint Mr. Alfieri as our Chief Executive Officer upon the Self-Management Closing.

•                  Estimated Stock Value.  From and after the Initial Closing, until the earliest to occur of (i) a Listing (as defined below), (ii) a Change of Control (as defined below) or (iii) the conversion of all outstanding shares of Series A Preferred Stock into shares of our common stock, our board of directors will in good faith determine an estimated per share value of our common stock at least once per calendar year (which requirement has already been satisfied with respect to 2013).

Subject to certain limits, the Modification Agreement requires us to indemnify Services Holdings, the Service Providers and each member of the Behringer Group and their affiliates, successors and assigns and each of their respective officers, directors, managers and agents, for any damages arising out of certain matters in connection with the transactions.

Services Holdings and the Service Providers also agreed to indemnify us and our affiliates, successors and assigns and each of their respective officers, directors, managers, employees and agents for any damages arising out of certain matters in connection with the transactions.

The information set forth herein with respect to the Modification Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Modification Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Amended and Restated Advisory Agreement

Effective July 31, 2013, we entered into a Fifth Amended and Restated Advisory Management Agreement (the “Amended and Restated Advisory Agreement”) with the Advisor.  The significant changes to the prior advisory management agreement are described or included in the descriptions below.

The fees due to the Advisor pursuant to the Amended and Restated Advisory Agreement have been amended as follows:

•                  Asset Management Fee. We will pay the Advisor a monthly asset management fee in an amount equal to 1/12th of 0.50% of the sum of, for each and every asset, the higher of the cost of investment or the value of investment, reduced by $150,000 per month in recognition of the transfer of the Initial Transferred Executives to us and the associated reduction in the duties of the Advisor.

•                  Acquisition and Advisory Fees. We will pay the Advisor a fee, as acquisition and advisory fees, at the current rate of 1.75% of the funds paid or budgeted in respect of the purchase, development, construction or improvement of each asset for which the subject transaction (i) was approved prior to July 31, 2013 or (ii) is specifically named in the Amended and Restated Advisory Agreement (collectively, the “Grandfathered Transactions”) and at the reduced rate of 1.575% of the funds paid or budgeted in respect of the purchase, development, construction or improvement of each other asset for which a transaction was approved after July 31, 2013 (the “Subsequent Transactions”).  Acquisition and advisory fees and acquisition expenses will be paid as follows: (1) for real property (including properties where development / redevelopment is expected), at the time of acquisition, (2) for development / redevelopment projects (other than the initial acquisition of the real property), at the time of entry into or effectiveness of the respective development agreement based on the estimated development costs for such transaction as set forth in the applicable development agreement or, if not set forth in the development agreement, otherwise approved by our board of directors, except with respect to certain current projects advisory fees and acquisition expenses will instead be paid when the final budget with respect to such project has been approved, and (3) for loans and similar assets (including without limitation mezzanine loans), quarterly based on the value of loans made or acquired. In the case of a development/redevelopment project subject to clause (2) above, upon completion of the development/redevelopment project, we will determine the actual amounts paid with respect to such development/redevelopment project. To the extent the amounts actually paid vary from the budgeted amounts on which the acquisition and advisory fee was initially based, the Advisor will pay or invoice us for 1.75%, in the case of Grandfathered Transactions, or 1.575%, in the case of Subsequent Transactions, of the budget variance such that the acquisition and advisory fee is ultimately 1.75%, in the case of Grandfathered Transactions, or 1.575%, in the case of Subsequent Transactions, of amounts expended on such development/redevelopment project.

•                  Debt Financing Fee. In the event of any debt financing obtained by or for us (including any refinancing of debt) directly or indirectly through one or more of its affiliates or joint ventures or through other investment interests, we will pay to the Advisor a debt financing fee in an amount equal to 1.0%, in the case of Grandfathered Transactions, or 0.9%, in the case of Subsequent Transactions, of the amount available under the financing (such amount the “Base Fee Amount”);

provided, however, that with respect to any debt financing obtained directly or indirectly by or through a joint venture or other co-investment arrangement with a third party (a “Joint Venture Financing”), the debt financing fee payable by us to the Advisor will be an amount equal to the applicable Base Fee Amount multiplied by the percentage of our ownership interest in the joint venture or other arrangement obtaining the Joint Venture Financing, and we will reimburse the Advisor for all costs incurred by the Advisor in connection such financings, including the cost of any third party engaged to assist with sourcing debt financing (“Third Party Engagements”). With respect to any Joint Venture Financing, the Advisor shall reasonably cooperate with us with respect to the negotiation of any Third Party Engagements. With respect to any debt financing other than a Joint Venture Financing, the Advisor will pay all costs of any Third Party Engagements.  The Advisor may enter into fee-splitting arrangements with third parties with respect to the debt financing fee.  Notwithstanding anything to the contrary, no debt financing fee will be payable with respect to funds advanced under our existing $150 million credit facility to the extent such financing is obtained based on the amount committed under the credit facility as of July 31, 2013.

•                  Development Fee. If the Advisor provides development services, we will pay the Advisor development fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market; provided, however, that a majority of our Independent Directors (as defined in our charter) must determine that such development fees are fair and reasonable and on terms and conditions not less favorable than those available from unaffiliated third parties. Development fees will include the reimbursement of the specified cost incurred by the Advisor of engaging third parties for such services. We will not pay the Advisor a development fee if the Advisor or any of its affiliates elects to receive an acquisition and advisory fee with respect to the subject project. The Advisor may engage (on behalf of us) third parties to provide development services and pay such third parties all applicable development fees in amounts that are usual and customary for comparable services rendered to similar projects in the geographic market.

With respect to the Initial Transferred Executives, we acknowledge and agree that the duties of the Advisor (from and after July 31, 2013) are modified as is reasonably necessary to reflect the fact that the Initial Transferred Executives are no longer employed by the Behringer Group, irrespective of whether such Initial Transferred Executives remains employed by us. In the event that any of the Initial Transferred Executives ceases their employment with us during the term of the Amended and Restated Advisory Agreement, we will use commercially reasonable efforts to hire a replacement employee as promptly as is reasonably practicable to perform the duties and functions of such Initial Transferred Executive. If we have not hired such a replacement employee within specified timeframes, the agreement permits the Advisor to hire a replacement employee on a temporary or permanent basis and pass on the costs of such employee to us.

The Amended and Restated Advisory Agreement will continue in force until June 30, 2014. Generally, if the Self-Management Closing does not close within the timeframe permitted under the Modification Agreement, the term of the Amended and Restated Advisory Agreement will automatically be extended until the last day of the month in which the six month anniversary of the Modification Agreement terminates, subject to the renewal of the term by our board of directors in accordance with our charter for extensions beyond July 31, 2014.  Notwithstanding the foregoing, the Amended and Restated Advisory Agreement will automatically terminate upon a listing of our shares of common stock on a national securities exchange, and the agreement also may be terminated at the option of either party upon 60 days written notice without cause or penalty.   At the Self-Management Closing, the Amended and Restated Advisory Agreement will terminate.

The information set forth herein with respect to the Amended and Restated Advisory Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Amended and Restated Advisory Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Amended and Restated Property Management Agreement

Effective July 31, 2013, we and the Property Manager replaced the Amended and Restated Property Management Agreement dated September 2, 2008, with a Second Amended and Restated Property Management Agreement (the “Amended and Restated Property Management Agreement”).  The significant changes to the prior property management agreement are described or included in the descriptions below.

The Property Manager will continue to have a right of first refusal to manage our properties, to the extent that we have the ability to choose the property manager. If the Property Manager does not accept the offer to manage a property, then we may enter into an agreement with a third party to provide such management services, on substantially the same terms as the Amended and Restated Property Management Agreement or any other terms that are not more favorable to such third party. We have the right to appoint the Property Manager to manage any property with respect to which we previously contracted for management services with a third-party property manager.  The Property Manager will be entitled to an oversight fee if we contract directly with a third-party property manager for which we had the ability to appoint or hire the Property Manager.

The amendment also provides for a $50,000 per month reduction to the amount of the Property Manager’s reimbursable expenses.

The term of the Amended and Restated Property Management Agreement is through June 30, 2015. If no party gives written notice to the other at least 30 days prior to such date, then the agreement will automatically continue for consecutive two year periods until the occurrence of an expiration date prior to which either party has given 30 days’ notice in advance of such expiration. However, the Property Manager may terminate the agreement at any time with 60 days’ written notice to us.  In addition, we may terminate the Amended and Restated Property Management Agreement on 30 days’ notice in the event of willful misconduct, gross negligence or deliberate malfeasance of the Property Manager, or immediately in the event of the Property Manager’s bankruptcy or insolvency.

At the Self-Management Closing, we will be assigned the Amended and Restated Property Management Agreement and assume the associated liabilities.  However, the non-solicitation and non-hire provisions and indemnification-related provisions of the Amended and Restated Property Management Agreement will remain in effect, except with respect to the Transferred Employees.

The information set forth herein with respect to the Amended and Restated Property Management Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Amended and Restated Property Management Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Amended and Restated License Agreement

Effective July 31, 2013, we and Behringer Harvard Holdings, LLC (“BHH”) (which is part of the Behringer Group) replaced the Service Mark Agreement dated September 2, 2008, with an Amended and Restated License Agreement (the “Amended and Restated License Agreement”).  This license agreement permits us to use the name “Behringer Harvard” subject to certain limitations and conditions.  As revised, the term of the license agreement will last until the earlier to occur of (a) the expiration or termination for any reason of either the Amended and Restated Property Management Agreement or the Amended and Restated Advisory Agreement or (b) the Self-Management Closing.  In addition, if we commit an uncured material breach under the Amended and Restated License Agreement, or under any agreement that may exist from time to time between us and Services Holdings or any of its affiliates, BHH may terminate the license upon 30 days’ notice.  If we cease to conduct our operations with the name “Behringer Harvard” or fail to perform our obligations with respect to the Behringer Nominees discussed above, BHH may immediately terminate the agreement.  Finally, if we list our shares of common stock on a national securities exchange or become subject to a change of control as described in the Amended and Restated License Agreement, the license will automatically terminate.  Upon termination, we must stop using the name “Behringer Harvard” and similar terms within 90 days.

The information set forth herein with respect to the Amended and Restated License Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Amended and Restated License Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Transition Services Agreement

Effective July 31, 2013, we and Services Holdings entered into a Transition Services Agreement (the “Transition Services Agreement”), under which Services Holdings has agreed to provide us with transition services.  From the Initial Closing until the termination of the Transition Services Agreement, Services Holdings will provide us with such services as are required to enable us to become self-managed upon the Self-Management Closing as are reasonably requested by us, including but not limited to certain specified human resources implementation services and information technology-related services. In consideration for the transition services to be provided by Services Holdings, we will pay Services Holdings (a) the sum of $428,571.00 per month during the period beginning on the Initial Closing and ending on September 30, 2014 and (b) an amount equal to $1,250,000.00 on the Self-Management Closing Date.  The Transition Services Agreement will continue until September 30, 2014.

The information set forth herein with respect to the Transition Services Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Transition Services Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Registration Rights Agreement

Effective July 31, 2013, we and the holders of our new Series A Preferred Stock (initially, Services Holdings) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), under which we have agreed to prepare and file with the Securities and Exchange Commission a registration statement covering the resale of all of the shares of common stock issued or issuable upon the conversion of the Series A Preferred Stock, including additional shares of common stock otherwise issued or distributed by way of conversion, exchange, exercise, dividend, split, reverse split, combination, recapitalization, reclassification, merger, amalgamation, consolidation, sale of assets, other reorganization or other similar event in respect of those shares of common stock (the “Registrable Shares”).

Specifically, the Registration Rights Agreement grants the holders demand registration rights. Subject to certain limitations, if one holder or a group of holders holding not less than 20% of the Registrable Shares, requests that we file a registration statement and we are not eligible to use Form S-3 in connection with the resale of those Registrable Shares, we must file a registration statement under the Securities Act within 60 days after the holder request and use reasonable best efforts to effect, as expeditiously as possible, the registration. Notwithstanding anything to the contrary, if our common stock is listed on a national securities exchange and Rule 144 is available, we will not be required to effect a demand registration unless the sale of securities in connection therewith will generate at least $20 million in aggregate offering proceeds, or such lesser amount that constitutes all of the Registrable Shares of the requesting holders (subject to a $10 million minimum or all of the Registrable Shares then outstanding). We will be liable for, and pay, all expenses of the demand registration, regardless of whether it is effected.

The Registration Rights Agreement also grants the holders customary piggyback registration rights (unlimited in number and subject to customary limitations) if we propose to register any shares of common stock under the Securities Act, other than pursuant to a shelf registration, a registration on Form S-8, S-4 or S-3D or a registration of shares issuable upon exercise of employee stock options or in connection with any stock option plan. Further, if a “Registration Triggering Event,” as defined below, occurs and we are eligible to use Form S-3, we are required to use our reasonable best efforts to file a registration statement pursuant to Rule 415 under the Securities Act with respect to all of the Registrable Shares that have been converted into shares of common stock pursuant to the Articles Supplementary and all other Registrable Shares contemplated to be included in the registration statement, within 30 days after the occurrence of the Registration Triggering Event, and use our reasonable best efforts to cause such registration to become effective within 90 days of the filing date (if not automatically effective upon filing).  As used herein, “Registration Triggering Event” means the earlier to occur of: (a) the automatic conversion of all of the then outstanding shares of Series A Preferred Stock upon a Listing (as defined below in Item 3.02 of this Current Report) including where such Listing is deemed to occur on December 31, 2016 pursuant to the Articles Supplementary and (b) the request from one holder or a group of holders holding not less than 20% of the then Registrable Shares that we file a shelf registration statement.

The information set forth herein with respect to the Registration Rights Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Registration Rights Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Administrative Services Agreement

At the Self-Management Closing, we and Behringer Harvard Multifamily Advisors I, LLC (referred to in this subsection as the “Administrative Services Provider”) will enter into an Administrative Services Agreement (the “Administrative Services Agreement”), pursuant to which the Administrative Services Provider will provide the following support services to us on the following terms.  The Administrative Services Provider has agreed to perform, or cause its affiliates to perform, these services in the manner and at the locations and level of service consistent with past practice and with the same standard of care as historically provided under the Amended and Restated Advisory Agreement.

•                  Standard Shareholder Services.  Certain specified standard shareholder services will be provided for an initial two-year term and an optional one-year extension; provided, however, that in the event of any “change of control” of the Company as defined in the agreement or listing of our shares, we must pay the Administrative Service Provider the full amount it would have been entitled to receive for the remaining term. We may terminate the standard shareholder services (in full, not in part) during the period beginning on the Self-Management Closing Date through the second anniversary of the Self-Management Closing Date for an amount equal to the result of: (A) $7.75 multiplied by (B) the number of shareholder accounts of the Company as of the end of the immediately preceding fiscal quarter, multiplied by (C) 8 minus the number of full three month periods that have elapsed since the Self-Management Closing Date; and following the second anniversary of the Self-Management Closing Date, without payment of any termination compensation amount.

•                  Standard Facilities Management Services.  If we are co-located in the same building with the Administrative Services Provider, certain specified standard facilities management services will be provided at an annual rate equal to $225,000.  The standard facilities management services will terminate upon the principal executive offices of us and the Administrative Services Provider ceasing to be located in the same building.

•                  Capital Markets Services.  The Administrative Services Provider will provide capital markets services, including assistance with financing transactions consistent with past practice under the Amended and Restated Advisory Agreement, as requested by us; provided that we will use the capital markets services with respect to each Approved Deal (as defined above).  In the event of any debt financing obtained by or for us (including any refinancing of debt) directly or indirectly through one or more of its affiliates or joint venture or through other investment interests, we will pay to the Administrative Service Provider a debt financing fee (the “Debt Financing Fee”) in an amount equal to 1.0%, in the case of Grandfathered Transactions (as defined above), or 0.9%, in the case of Subsequent Transactions (as defined above), of the amount available under the financing (such amount the “Base Fee Amount”); provided, however, that with respect to any debt financing obtained directly or indirectly by or through a joint venture or other co-investment arrangement (a “Joint Venture Financing”), the debt financing fee payable by us to the Administrative Service Provider will be an amount equal to the applicable Base Fee Amount multiplied by the percentage of our ownership interest in the joint venture or other arrangement obtaining the Joint Venture Financing and we will pay or reimburse the Administrative Service Provider for the payment of all costs incurred by the Administrative Service Provider in connection with the engagement of third parties to source debt financing (“Third Party

Engagements”) payable in connection with any debt financing. With respect to any Joint Venture Financing, the Administrative Service Provider will reasonably cooperate with us with respect to Third Party Engagements.  With respect to any debt financing other than a Joint Venture Financing, the Administrative Service Provider will be responsible for the cost of all Third Party Engagements. The Administrative Service Provider may enter into fee-splitting arrangements with third parties with respect to the debt financing fee.  Notwithstanding anything to the contrary, no debt financing fee will be payable with respect to funds advanced under our existing $150 million credit facility to the extent such financing is obtained based on the amount committed under the credit facility as of the Self-Management Closing Date.

•                  Other Administrative Services.  The parties may also agree to terms with respect to other administrative services, including but not limited to, non-standard shareholder services, information technology, risk management, legal services, marketing, internal audit, non-standard facilities management services, real estate transactional support, information management or cash management services.

We must give the Administrative Services Provider not less than 90 days’ advance written notice of our intention to terminate the standard shareholder services or any of the “other administrative services” that we elect to use. In addition, any party to the Administrative Services Agreement may terminate any category of administrative services due to an uncured material breach of the agreement with respect to such category.  In the event of expiration or termination of the Administrative Services Agreement for any reason, we may, at our option, request transition services, which may reasonably be needed by us in connection with the orderly and expeditious transition of the services provided by the Administrative Services Provider to a third-party provider, and the Administrative Services Provider and we will cooperate in negotiating an agreement as to the scope of such services and the other pricing, terms and conditions under which they will be provided.

In addition to the service charges described above, in connection with performance of each administrative service, we will reimburse the Administrative Services Provider with respect to (a) costs of approved or specified subcontractors retained on behalf of or for our benefit, including their products, services, materials and expenses, (b) cost of materials, provided that the amount of reimbursements from us and any other entities that receive similar services from the Administrative Services Provider or its affiliates may not exceed the cost of those materials and (c) out-of-pocket travel and other expenses, in each case consistent with past practice under the Amended and Restated Advisory Agreement.

Neither we nor any of our subsidiaries may enter into an arrangement with any person that would be expected to perform any specified shareholder services or specified facilities management services prior to the date of termination of the respective administrative service, each such administrative service then being provided under the Administrative Services Agreement on an exclusive basis.  If we hire any personnel to perform shareholder services covered by the agreement, and if the Administrative Service Provider determines that the functions performed by such employee increase the costs of the Administrative Service Provider to provide such shareholder services, we must pay such increased costs if supported by reasonable documentation.

The information set forth herein with respect to the Administrative Services Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Administrative Services Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Limited Right to Use Agreement

Effective upon the Self-Management Closing, we and BHH will enter into a Limited Right to Use Agreement (the “Limited Right to Use Agreement”), pursuant to which BHH will permit us to use and occupy the office space being used and occupied by the Initial Transferred Executives and the Transferred Employees (except for certain offsite personnel) as of the Self-Management Closing. The Limited Right to Use Agreement will commence upon the Self-Management Closing and terminate on July 31, 2015, unless sooner terminated pursuant to the agreement.  The Limited Right to Use Agreement will terminate if BHH’s primary lease for the space (the “Primary Lease”) terminates.

Under the Limited Right to Use Agreement, we will pay to BHH base fees per square foot at a rate that equals, on a pro rata basis, the rate it pays in rent under the Primary Lease.  We will also reimburse BHH for our proportionate share of utilities and other certain costs related to our limited use of the space.

We may vacate all or a portion of the space during the term of the agreement, in which case BHH may recapture possession of the vacated portion of the space; provided that if BHH occupies and uses any such vacated portion or any portion thereof, our base fees and other costs under the agreement shall be reduced in proportion to the amount of space recaptured by BHH.

The information set forth herein with respect to the Administrative Services Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Administrative Services Agreement, which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Item 3.02.             Unregistered Sales of Equity Securities.

On July 31, 2013, as part of the Initial Closing, we issued to Services Holdings 10,000 shares of the Series A Preferred Stock, in consideration for the surrender and cancellation of the 1,000 shares of the Existing Convertible Stock previously held by the Advisor, the payment in cash of the aggregate par value of the Series A Preferred Stock, and the other agreements, covenants, and obligations of Services Holdings and the Services Providers contemplated by the Modification Agreement. The shares of the Series A Preferred Stock were issued in a transaction exempt from registration under the Securities Act, in reliance on Section 4(2) thereof.

On July 31, 2013, we filed with the State Department of Assessments and Taxation of Maryland the Articles Supplementary (the “Articles Supplementary”) to our charter, classifying and designating 10,000 shares of our authorized but unissued preferred stock as the Series A Preferred Stock.

Each share of Series A Preferred Stock will be entitled to one vote per share on all matters on which the holders of our common stock are entitled to vote, voting as a single class with our common stock. The affirmative vote of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class, will be required for: (a) the adoption of any amendment, alteration or repeal of any provision of the Articles Supplementary and the terms of the Series A Preferred Stock that adversely changes, or has the effect of adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock, or (b) the adoption of any amendment, alteration or repeal of any other provision of the charter that materially adversely changes, or has the effect of materially adversely altering, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions or qualifications of the shares of the Series A Preferred Stock. In addition, each share of Series A Preferred Stock will be entitled to a liquidation preference equal to $10.00 per share before the holders of common stock are paid any liquidation proceeds, and 7.0% cumulative cash dividends on the liquidation preference and any accrued and unpaid dividends.

The Series A Preferred Stock will automatically convert into shares of our common stock upon any of the following triggering events: (a) in connection with a listing of our common stock on a national exchange (a “Listing”), (b) upon a “change of control” of the Company, as defined in the Articles Supplementary (a “Change of Control”) or (c) upon election by the holders of a majority of the then outstanding shares of Series A Preferred Stock, during the period beginning on the date of issuance and ending at the close of business on July 31, 2018.  Notwithstanding the foregoing, if a Listing occurs prior to December 31, 2016, such Listing (and the related triggering event) shall be deemed to occur on December 31, 2016 and if a Change of Control transaction occurs prior to December 31, 2016 (or after a Listing but prior to the prescribed period of trading to determine the value of our common shares), such Change of Control transaction shall be deemed a Fundamental Change (as defined below) (a “Deemed Fundamental Change”) and will not result in a Change of Control triggering event.

Under the Articles Supplementary, a “Fundamental Change” means the occurrence of any transaction or event or series of transactions or events resulting in the reclassification or recapitalization of our outstanding common stock (except a change in par value, or from no par value to par value, or subdivision or other split or combination of the shares of common stock), or the occurrence of any consolidation, merger, share exchange or other such transaction to which the Company is a party, except a consolidation or merger in which the Company is the surviving corporation and which does not result in any such reclassification or recapitalization, and in each case other than a Change of Control transaction except for a Deemed Fundamental Change.  In the event of any Fundamental Change, including any Deemed Fundamental Change, the Company or the successor or purchasing business entity will provide that the holders of each share of the Series A Preferred Stock then outstanding shall, in connection with such Fundamental Change, receive shares, or fractions of shares, of capital stock that have at least equivalent economic value and opportunity and other rights and terms as the Series A Preferred Stock following such Fundamental Change, which shall in each case take into account tax consequences.

Upon a triggering event, each share of Series A Preferred Stock will convert into shares of our common stock at a rate equal to the quotient of:

(1) the “Conversion Value Per Share” of Series A Preferred Stock, calculated as:

(a) 15% of the excess, if any, of:

•                  the per share value of our common stock at the time of the applicable triggering event, as determined pursuant to the Articles Supplementary, multiplied by 168,537,343 shares (which is the number of shares of common stock outstanding on July 31, 2013), as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013;

over:

•                  the amount determined multiplying:

•                  the sum of (1) the price paid for each share of common stock, as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013 and prior to the date that we next report an estimated per share value of our common stock, and (2) a cumulative, non-compounded, annual rate of return of 7% from the date of initial issuance of the common stock until the date of determination (calculated like simple interest on a daily basis based on a 365 day year) on a per share basis, minus the total amount of dividends (whether in securities, cash or other property) declared (on a per share basis) on the common stock since the date of initial issuance of the common stock until the date of determination (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013 and prior to the date that we next report an estimated per share value of our common stock);

by:

•                  168,537,343 shares (which is the number of shares of common stock outstanding on July 31, 2013), as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the common stock after July 31, 2013 and prior to the date that we next report an estimated per share value of our common stock;

(b) divided by the number of shares of Series A Preferred Stock outstanding on the date of the applicable triggering event;

(c) and, in the case of a triggering event based on a Listing or Change of Control only, multiplied by 115%;

(2) divided by the per share value of our common stock at the time of the applicable triggering event, as determined pursuant to the Articles Supplementary, assuming the conversion of all shares of Series A Preferred Stock outstanding immediately prior to the triggering event (the “Current Common Stock Value”).

We have agreed to determine the estimated per share value of our common stock at least once each calendar year until the occurrence of a triggering event or a Listing (which requirement has already been satisfied with respect to 2013). Except in the case of the Current Common Stock Value, the estimated per share value will be calculated assuming that the Series A Preferred Stock is not outstanding.

At any time after July 31, 2018, we may redeem all, and not less than all, of the then outstanding shares of Series A Preferred Stock (excluding any shares of Series A Preferred Stock for which a triggering event has occurred) at a price per share of Series A Preferred Stock equal to the liquidation preference plus any declared and unpaid dividends.

If, based upon the advice of legal counsel, our board of directors reasonably determines that the conversion of shares of Series A Preferred Stock owned by any holder would create a substantial risk that we would no longer qualify as a REIT for federal income tax purposes an (“Adverse REIT Status Determination”), then only such number of shares of Series A Preferred Stock owned by such holder shall be converted into shares of common stock such that there is no substantial risk that we would no longer qualify as a REIT.  When the board determines that conversion of the remaining shares no longer creates a substantial risk of failing to qualify as a REIT, the remaining unconverted shares will convert into an amount equal to the greater of (a) the number of shares of common stock that the holder of the Series A Preferred Stock would have been entitled to receive absent an Adverse REIT Status Determination and (b) the number of shares of common stock that the holder of Series A Preferred Stock would be entitled to receive if the triggering event were to occur on the date of the eventual conversion.  In addition, if we delay the conversion due to an Adverse REIT Status Determination, we will pay the affected holders of Series A Preferred Stock additional shares of common stock equal in value to the distributions that would have been received by them if an Adverse REIT Status Determination had not occurred.

The information set forth herein with respect to the Articles Supplementary does not purport to be complete in scope and is qualified in its entirety by the full text of the Articles Supplementary, which are filed as Exhibit 3.1 hereto and are incorporated into this Current Report by reference.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Officers

In connection with the Initial Closing, Robert J. Chapman submitted to us his resignation as President of us and our subsidiaries, and M. Jason Mattox submitted his resignation as Executive Vice President of us and our subsidiaries.  Our board of directors accepted these resignations effective on the Initial Closing.

In addition, effective upon the Initial Closing, our board of directors appointed Mark T. Alfieri as our President.  Mr. Alfieri, 52 also remains our Chief Operating Officer, a position he has held since our inception in 2006.  Mr. Alfieri also served as Chief Operating Officer of the Advisor and Property Manager from September 2006 and March 2008, respectively, to July 31, 2013.  Prior to joining Behringer Harvard in May 2006, from January 1999 to April 2006 Mr. Alfieri was Senior Vice President of AMLI Residential Properties Trust (“AMLI”), formerly a New York Stock Exchange-listed REIT, where he directed investment activities for the Southwest region.  During his seven-year tenure at AMLI, Mr. Alfieri consummated multifamily transactions in excess of $2.5 billion.  From 2000 to 2006, Mr. Alfieri was a member of CEC, AMLI’s senior executive committee.  In February 2006, AMLI merged into an indirect subsidiary of Morgan Stanley Real Estate’s Prime Property Fund, and the consideration paid for AMLI represented a 20.7% premium over the closing price of its common shares on the last full trading day prior to the public announcement of the merger.  From 1991 until 1998, Mr. Alfieri was president and Chief Executive Officer of Revest Group, Inc., a regional full service investment company.  Revest was engaged in the acquisition and development of multifamily and commercial properties as a sponsor/general partner on behalf of international and domestic private investors.  Mr. Alfieri also was President and Chief Executive Officer of Revest Management Services.  Revest Management Services fee managed office, ministorage and multifamily properties.  Mr. Alfieri graduated from Texas A&M with a Bachelor of Business Administration degree in Marketing.  Mr. Alfieri is a licensed Real Estate Broker in the State of Texas.  Mr. Alfieri served on the Board of Directors of the National Multi Housing Council from 2002 to 2004 and is currently a member of the National Multi Housing Council.

Employment Agreements

Effective as of August 1, 2013, the Company and the Operating Partnership (collectively referred to as the Company) entered into Employment Agreements (collectively, the “Employment Agreements”) with each of the following executive officers: Mark T. Alfieri, our President and Chief Operating Officer; Howard S. Garfield, our

Chief Financial Officer, Chief Accounting Officer, Treasurer and Assistant Secretary; Ross P. Odland, our Senior Vice President — Portfolio Management; Daniel J. Rosenberg, our General Counsel — Securities and Risk Management and Secretary; and Margaret M. “Peggy” Daly, our Senior Vice President — Property Management. The Employment Agreements were approved by the board of directors of the Company, based upon the recommendation of the compensation committee of the board. The compensation committee reviewed competitive executive contract market materials and retained its own legal counsel and independent compensation consultant to, among other things, negotiate the terms of the Employment Agreements.

The Employment Agreements of Mr. Alfieri and Mr. Garfield provide for a term commencing August 1, 2013 and ending August 1, 2017. The Employment Agreements of Mr. Odland, Mr. Rosenberg and Ms. Daly provide for a term commencing August 1, 2013 and ending August 1, 2016.  Each Employment Agreement will automatically continue for an additional one-year period unless either party provides 60 days written notice of non-renewal prior to the expiration of the initial term.

Compensation. During the term of each Employment Agreement, we will pay each executive officer an annual base salary, as set forth in the table below, which will be redetermined annually and may not be reduced without the executive officer’s consent. In addition, during the term of his or her Employment Agreement, each executive officer will be eligible to receive cash incentive compensation as determined by the compensation committee of our board. Each executive officer’s target annual incentive compensation will be equal to a percentage of his or her base salary, also as set forth below. The cash incentive compensation will be predicated on both objective corporate and individual measures to be mutually agreed upon between the executive officer and the compensation committee. The amount of cash incentive compensation awarded to the executive officer each year must be reasonable in light of the contributions made by the executive officer for the year in relation to the contributions made and incentive compensation awarded to other senior executives of the Company for the same year.

Executive Officer	Minimum Annual Base Salary	Target Annual Cash Incentive Compensation (as % of annual base salary)
Mark T. Alfieri	$425,000	100%
Howard S. Garfield	$325,000	100%
Ross P. Odland	$225,000	60%
Daniel J. Rosenberg	$250,000	50%
Margaret M. “Peggy” Daly	$275,000	50%

During the term of his or her Employment Agreement, each executive officer also will be eligible to receive equity awards under the Company’s Amended and Restated 2006 Incentive Award Plan, as amended, and any other successor plan, at the discretion of the compensation committee. Each executive officer’s target annual long-term incentive award will be equal to a percentage of his or her base salary plus his or her target annual cash incentive compensation, as set forth in the table below. The amount of each equity award granted to the executive officer must be reasonable in light of the contributions made, or anticipated to be made, by the executive officer for the period for which that equity award is made.

Executive Officer	Target Annual Long-Term Incentive Award (as % of annual base salary + target annual cash incentive compensation)
Mark T. Alfieri	110%
Howard S. Garfield	90%
Ross P. Odland	50%
Daniel J. Rosenberg	67.5%
Margaret M. “Peggy” Daly	50%

Payments Upon Termination. Under the Employment Agreements, we are required to provide any earned compensation and other vested benefits to the executive officers in the event of a termination of employment. In addition, each executive officer will have the right to additional compensation and benefits depending upon the manner of termination of employment, as summarized below.

During the term of each Employment Agreement, we may terminate the agreement with or without “cause,” defined as, among other things, the executive officer’s dishonest or fraudulent action, willful misconduct or gross negligence in the conduct of his or her duties to us, or the executive officer’s material uncured breach of the Employment Agreement. In addition, each executive officer may terminate his or her Employment Agreement for “good reason,” defined as, among other things, a material breach of the Employment Agreement by the Company. If the executive officer’s employment is terminated by the Company without “cause” or by the executive officer with “good reason:”

•                  we will pay the executive officer an amount equal to the product of: (1) a “Severance Multiple,” equal to 2.6 for Mr. Alfieri, 2.0 for Mr. Garfield, 2.0 for Mr. Odland, 2.0 for Mr. Rosenberg, 2.0 for Ms. Daly; and (2) the sum of: (a) the executive officer’s base salary; and (b) the average of the annual cash incentive compensation received by the executive officer each year during the term of his or her Employment Agreement;

•                  all equity awards with time-based vesting will immediately vest in accordance with their terms, and each equity award with performance vesting will vest at an amount based on our performance from the commencement of the performance period through the end of the performance period, multiplied by a fraction, the numerator of which will be equal to the number of days the executive officer was employed by us from the commencement of the performance period through the date of termination and the denominator of which will be equal to the total number of days in the performance period; and

•                  if the executive officer was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive officer a lump sum payment equal to: (1) 18 times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive officer and his or her dependents in the month immediately preceding the date of termination; plus (2) the amount we would have contributed to their health reimbursement arrangement for 18 months from the date of termination if the executive officer had remained employed by us.

In the event that an executive officer’s employment is terminated within 18 months after the occurrence of the first event constituting a “change in control” (as defined in the Employment Agreement) of the Company, each Employment Agreement provides that all equity awards with time-based vesting will immediately vest and each equity award with performance vesting will vest, without any proration, based on achievement of our performance from the commencement of the performance period through the end of the calendar month immediately preceding the change in control. Further, during the employment term, if within 18 months after a change in control, the executive officer’s employment is terminated by the Company without “cause” or the executive officer terminates his or her employment for “good reason:”

•                  we will pay the executive officer a lump sum in cash in an amount equal to the product of: (1) the Severance Multiple; and (2) the sum of (a) the executive officer’s current base salary (or the executive officer’s base salary in effect immediately prior to the change in control, if higher) and (b) the average of the annual cash incentive compensation received by the executive officer during the term of his or her Employment Agreement; and

•                  if the executive officer was participating in our group medical, vision and dental plan immediately prior to the date of termination, then we will pay to the executive officer a lump sum payment equal to: (1) 18 times the amount of the monthly employer contribution that we made to an insurer to provide these benefits to the executive officer and his or her dependents in the month immediately preceding the date of termination; plus (2) the amount we would have contributed to their health reimbursement arrangement for 18 months from the date of termination if the executive officer had remained employed by us.

Other Terms and Conditions. During the term of the Employment Agreement and for a period of 15 months after termination of employment during the term, each executive officer has agreed to certain non-competition and non-solicitation provisions. The executive officers have also agreed to certain non-disclosure and non-disparagement provisions both during and after their employment with the Company.

The information set forth herein with respect to the Employment Agreements does not purport to be complete in scope and is qualified in its entirety by the full text of the respective Employment Agreements, which will be filed as exhibits to our Quarterly Report on Form 10-Q for the period ending September 30, 2013.

Item 5.03.             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 31, 2013, we filed the Articles Supplementary with the State Department of Assessments and Taxation of Maryland designating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred Stock. The Articles Supplementary were effective upon acceptance for record. The information about the Articles Supplementary under Item 3.02 of this Current Report is hereby incorporated by reference into this Item 5.03 in its entirety.

Item 7.01.                                        Regulation FD Disclosure.

On August 6, 2013, we issued a joint press release with Behringer Harvard and a shareholder letter with respect to the transactions described in this Current Report. Copies of the press release and shareholder letter are attached as Exhibits 99.1 and 99.2 to this Current Report. The information in this report, including Exhibits 99.1 and 99.2, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall the information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act.

Item 9.01.                                        Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

3.1	Articles Supplementary
99.1	Press Release, dated August 6, 2013
99.2	Letter to Shareholders, dated August 6, 2013

Forward Looking Statements

This Current Report contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements.  A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this Current Report. Such factors include those described in the Risk Factors section of Behringer Harvard Multifamily REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012 and in subsequent Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.
(Registrant)

August 6, 2013	/s/ Daniel J. Rosenberg
Daniel J. Rosenberg
General Counsel — Securities and Risk Management and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Articles Supplementary
99.1	Press Release, dated August 6, 2013
99.2	Letter to Shareholders, dated August 6, 2013